EXHIBIT 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FIRST QUARTER RESULTS

First Quarter Continuing Operations Highlights:

•	Revenues increased 28% to $115.7 million

•	Net income increased 37% to $10.8 million

•	Earnings per share increased 33% to $0.36

Dallas, Texas (April 27, 2005) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the first quarter ended March 31, 2005. Due to the sale of the Company’s Spanish operations in September 2004, all results of operations referenced in this press release reflect only continuing operations.

     For the first quarter ended March 31, 2005, net revenues were $115.7 million, up 28% from $90.4 million in the prior year period. Net income for the first quarter increased 37% to $10.8 million, or $0.36 per diluted share, compared with $7.8 million, or $0.27 per diluted share, for the prior year period. Company-wide same-facility net revenue for the first quarter increased 7% over the prior year period, resulting from a 7% increase for facilities in the U.S. and an 8% increase for facilities in the United Kingdom.

     Cash flows from operating activities for the first quarter totaled $41.9 million, compared with $30.9 million for the prior year period. During the first quarter, the Company invested approximately $4.2 million in maintenance capital and an additional $1.3 million to expand existing facilities. Also, the Company invested $21.0 million to purchase additional ownership in nine existing facilities. All but one of these facilities is in the Dallas/Fort Worth market.

     The Company’s operating income increased 18% to $31.4 million, while the operating income margin decreased by 240 basis points to 27.2% in the first quarter as compared with 29.6% in the prior year period. This decline continued to reflect the impact of the ramp-up effect from de novo surgical hospitals opened in the second quarter of 2004, the effect of the lapse of a managed care contract, and changes in the Texas Workers Compensation program. Each of these events began negatively impacting operating income margins during the third quarter of 2004.

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USPI Announces First Quarter Results

April 27, 2005

     Commenting on first quarter results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “While we are a bit disappointed with our same-facility revenue growth in the U.S., our solid earnings growth continues to reflect the attractiveness of our business model. We continue to benefit from our partnership with major not-for-profit health systems and the success of our development program.”

     Subsequent to the end of the first quarter, the Company opened a de novo facility in Southern California in partnership with physicians and Catholic Healthcare West.

     The Company is also confirming its guidance for calendar year 2005 of earnings per share of $1.48 to $1.53, excluding future acquisitions. Revenues are expected to be approximately $460 to $475 million and same-facility revenue growth of 9% to 12%. In addition, the Company expects to add 12 to 15 new facilities in 2005, with the majority being de novo facilities. Currently, the Company has an additional 18 facilities under development, of which eight are currently under construction. Of the 18 facilities under development, 17 are in partnership with not-for-profit health systems.

     The live broadcast of United Surgical Partners International’s conference call will begin at 11:00 a.m. Eastern Time on April 28, 2005. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com.

     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 87 surgical facilities. Of the Company’s 84 domestic facilities, 49 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.

     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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USPI Announces First Quarter Results

April 27, 2005

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data and number of facilities)

	Three Months Ended
	March 31,
	2005	2004
Revenues	$115,686	$90,372

Equity in earnings of unconsolidated affiliates	5,103	5,310

Operating expenses:
Salaries, benefits and other employee costs	30,174	22,635
Medical services and supplies	19,602	14,434
Other operating expenses	21,388	16,724
General and administrative expenses	7,602	6,795
Provision for doubtful accounts	2,874	2,012
Depreciation and amortization	7,719	6,350

Total operating expenses	89,359	68,950

Operating income	31,430	26,732
Interest expense, net	(6,000)	(6,240)
Other	242	7

Income before minority interests	25,672	20,499
Minority interests in income of consolidated subsidiaries	(8,838)	(7,928)

Income from continuing operations before income taxes	16,834	12,571
Income tax expense	(6,076)	(4,723)

Income from continuing operations	10,758	7,848
Discontinued operations, net of tax	—	2,154

Net income	$10,758	$10,002

Earnings per diluted share:
Continuing operations	$0.36	$0.27
Discontinued operations	—	0.07

Total	$0.36	$0.34

Shares used in computing diluted earnings per share	29,657	29,178

Supplemental Data:
Facilities operated at period end	86	65 (1)

(1)	Excludes the Company’s Spanish facilities, which were sold in September 2004.

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USPI Announces First Quarter Results

April 27, 2005

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	Dec. 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$102,439	$93,467
Accounts receivable, net of allowance for doubtful accounts of $8,001 and $7,277, respectively	43,318	43,591
Other receivables	12,962	20,293
Inventories	7,545	7,188
Other	15,961	14,428

Total current assets	182,225	178,967

Property and equipment, net	263,602	265,889
Investments in affiliates	62,215	43,402
Intangible assets, net	406,180	402,355
Other	31,675	31,691

Total assets	$945,897	$922,304

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,918	$18,048
Accrued expenses and other	69,168	58,425
Current portion of long-term debt	16,891	15,316

Total current liabilities	102,977	91,789

Long-term debt	268,106	273,169
Other liabilities	35,883	34,470

Total liabilities	406,966	399,428

Minority interests	51,382	48,267

Common stockholders’ equity	487,549	474,609

Total liabilities and stockholders’ equity	$945,897	$922,304

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USPI Announces First Quarter Results

April 27, 2005

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended
	March 31,
	2005	2004
Reconciliation of amounts reported for net cash provided by operating activities:
As reported in prior year		$32,029
Reclassification of discontinued Spanish operations		(1,149)

As reported for comparative purposes this year		$30,880

Revenues:
Net patient service revenue	$106,194	$80,655
Management and administrative services revenue	9,325	9,505
Other revenue	167	212

Total revenues	$115,686	$90,372

Revenue increase due to exchange rate fluctuations	$594

Unconsolidated facilities (1):
Total revenue	$97,589	$78,877
Number of facilities	43	32

(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

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USPI Announces First Quarter Results

April 27, 2005

UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	March 31,
			%
	2005	2004	Change
Same-facility statistics:(1)

Cases — United States (2)	89,540	85,977	4.1%

Net revenue/case — United States	$1,821	$1,777	2.5%

Net revenue — United States (in 000s)	$163,052	$152,781	6.7%

Facility operating income margin — United States (3)	29.2%	33.7%	(450)bps

Adjusted admissions — United Kingdom	4,782	4,331	10.4%

Net revenue/adjusted admission — United Kingdom	$4,742	$4,862	(2.5%)

Net revenue — United Kingdom (in 000s)	$22,676	$21,057	7.7%

Net revenue/adjusted admission — United Kingdom (at constant currency translation rates)	$4,742	$5,002	(5.2%)

Facility operating income margin — United Kingdom (3)	25.4%	27.1%	(170)bps

Consolidated facility statistics:

Total cases — United States (4)	53,668	40,817	31.5%

Same-facility cases (without acquisitions) (4) (5)	42,961	40,817	5.3%

Total adjusted admissions — United Kingdom	4,782	4,331	10.4%

Total consolidated facilities (6)	42	32

(1)	Includes facilities we account for under the equity method as well facilities we consolidate.

(2)	Cases are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Includes 770 cases in 2004 for centers that had ownership changes after the 1st quarter of 2004 that affected their consolidation treatment.

(5)	Excludes acquired facilities during the first year of ownership.

(6)	Excludes Spanish facilities, which were sold in September 2004.

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